Exhibit 4.22

Shanghai Jiucheng Information Technology Co., Ltd. Equity
Transfer Agreement

This Agreement is entered into by the parties below in the meeting room on December 10, 2021.

Transferor: Lin Zhimin (hereinafter referred to as Party A) ID number: * * *

Transferee: Wang Qi (hereinafter referred to as Party B) ID number: * * *

Shanghai Jiucheng Information Technology Co., Ltd. (hereinafter referred to as the “Target Company”) has a registered capital of RMB23 million and Lin Zhimin contributed RMB8,280,000, accounting for 36%. According to relevant laws and regulations, after friendly negotiation between the parties to this agreement, the following terms have been reached:

Article 1 Equity Transfer and Price

1.	Party A transfers the 36% equity of the Target Company to Party B at a price of RMB0.00.
2.	Other rights attached to the equity are transferred with the transfer of the equity.

Article 2 Commitments and Guarantees

Party A guarantees that the equity transferred to Party B in Article 1 is legally owned by Party A, and Party A has full and effective disposal rights. Party A further guarantees that the equity transferred does not have any pledge or other security rights and is not subject to recourse by any third party.

Article 3 Liability for Breach of Contract

Party A and Party B breach the contract, they will pay the non-breaching party a penalty of RMB10,000.00.

Article 4 Jurisdiction

This agreement is bound by the applicable laws of the People’s Republic of China.

Any disputes arising out of or in connection with this agreement shall be settled through friendly negotiation by both parties. If the negotiation fails, it shall be submitted to the Shanghai Arbitration Commission for arbitration.

Article 5 Others

1.This agreement is executed in four copies, each party shall hold one copy, and the Target Company shall hold two copies for registry with the authority.

2.	This agreement will take effect upon signatures of both parties.

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Transferor Signature	/s/ LIN ZHIMIN	Transferee Signature	/s/ WANG QI

December 10, 2021